Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contacts:

Staples, Inc.	For Sycamore Partners
Mark Cautela	Michael Freitag or Arielle Rothstein
(508) 253-3832	Joele Frank
mark.cautela@staples.com	(212) 355-4449
media@sycamorepartners.com

Investor Contact:

Staples, Inc.

Chris Powers

(508) 253-4632

christopher.powers@staples.com

Staples, Inc. Enters into Definitive Agreement to be Acquired by Sycamore Partners for $10.25 Per Share in Cash, or Approximately $6.9 Billion

FRAMINGHAM, MA, and NEW YORK, NY, June 28, 2017 — Staples, Inc. (NASDAQ: SPLS or the “Company”) and Sycamore Partners, a leading private equity firm, today announced that they have entered into a merger agreement in which investment funds managed by Sycamore Partners will acquire the Company in a transaction that values Staples at an equity value of approximately $6.9 billion.  Under the terms of the merger agreement, all Staples’ stockholders will receive $10.25 per share in cash for each share of common stock they own, which represents a premium of approximately 20 percent to the 10-day volume weighted average stock price for Staples shares for the period ended April 3, 2017, the last trading day prior to widespread media speculation about a potential transaction.

Staples’ Board of Directors has unanimously approved the merger agreement and recommends that all Staples stockholders vote in favor of the transaction.

Robert Sulentic, Chairman of the Board, said, “Today’s announcement is the result of a comprehensive process in which our Board, with the assistance of a transaction committee comprised of independent directors, and outside financial advisors, explored and considered various alternatives to enhance value for our stockholders.  Staples’ Board believes that this process has led to a transaction which is in the best interests of our stockholders, as well as Staples and its employees.”

The transaction is subject to customary closing conditions, including the receipt of regulatory and stockholder approval, and is expected to close no later than December, 2017. The closing is not subject to a financing condition.

“With an iconic brand, a winning strategy, and dedicated and passionate associates who are deeply focused on the customer, Staples is truly an outstanding enterprise,” said Stefan Kaluzny, Managing Director of Sycamore Partners. “We have tremendous confidence in CEO Shira Goodman and great respect for the Staples management team and are excited about this opportunity to partner with them to accelerate long-term profitability.”

“The Sycamore Partners team shares Staples’ entrepreneurial spirit and long-term vision,” said Shira Goodman, Chief Executive Officer and President, Staples, Inc. “This transaction will enable us to drive greater value for our customers and immense opportunity for our business.”

Barclays and Morgan Stanley & Co. LLC are acting as financial advisors and Wilmer Hale LLP is acting as legal advisor to Staples.

UBS Investment Bank, BofA Merrill Lynch, Deutsche Bank, Credit Suisse, Royal Bank of Canada, Jefferies, Wells Fargo Bank, National Association and Fifth Third Bank are providing debt financing for the transaction. BofA Merrill Lynch and Deutsche Bank Securities Inc. are acting as financial advisors and Kirkland & Ellis LLP is acting as legal advisor to Sycamore Partners.

About Staples, Inc.

Staples brings technology and people together in innovative ways to consistently deliver products, services and expertise that elevate and delight customers. Staples is in business with businesses and is passionate about empowering people to become true professionals at work. Headquartered outside of Boston, Mass., Staples, Inc. operates primarily in North America. More information about Staples (NASDAQ: SPLS) is available at www.staples.com.

About Sycamore Partners

Sycamore Partners is a private equity firm based in New York specializing in consumer and retail investments. The firm has more than $3.5 billion in capital under management. The firm’s strategy is to partner with management teams to improve the operating profitability and strategic value of their businesses. The firm’s investment portfolio currently includes Belk, Coldwater Creek, EMP Merchandising, Hot Topic, MGF Sourcing, NBG Home, Nine West Holdings, Talbots, The Limited and Torrid.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

This filing may be deemed solicitation material in respect of the proposed acquisition of the Company by Sycamore Partners.  The Company plans to file with the SEC and mail to its stockholders a Proxy Statement in connection with the transaction. This filing does not constitute a solicitation of any vote or approval.  The Proxy Statement will contain important information about Sycamore Partners, the Company, the merger and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available. Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Sycamore Partners and the Company through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from the Company by contacting Staples Investor Relations department at investor@staples.com.  In addition, the proxy statement and our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available free of charge through our website at investor.staples.com as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

The Company, and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the transactions contemplated by the merger agreement. Information regarding the Company’s directors and executive officers, including their ownership of the Company’s securities, is contained in the Company’s Annual Report on Form 10-K for the year ended January 28, 2017 and its proxy statement dated April 20, 2017, which are filed with the SEC.    Investors and security holders may obtain additional information regarding the direct and indirect interests of the Company and its directors and executive officers in the proposed transaction by reading the proxy statement and other public filings referred to above.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Statements in this press release regarding the proposed transaction between Sycamore Partners and the Company, the expected timetable for completing the transaction, future financial and operating results, future opportunities for the combined company and any other statements about Sycamore Partners and the Company managements’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” estimates and similar expressions) should also be considered to be forward looking statements, although not all forward-looking statements contain these identifying words.  Readers should not place undue reliance on these forward-looking statements. The Company’s actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the Company may not be able to predict and may not be within the Company’s control.  Factors that could cause such differences include, but are not limited to, (i) the risk that the proposed merger may not be completed in a timely manner, or at all, which may adversely affect the Company’s business and the price of its common stock, (ii) the failure to satisfy all of the closing conditions of the proposed merger, including the adoption of the merger agreement by the Company’s stockholders and the receipt of certain governmental and regulatory approvals in the U.S. and in foreign jurisdictions, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (iv) the effect of the announcement or pendency of the proposed merger on the Company’s business, operating results, and relationships with customers, suppliers, competitors and others, (v) risks that the proposed merger may disrupt the Company’s current plans and business operations, (vi) potential difficulties retaining employees as a result of the proposed merger, (vii) risks related to the diverting of management’s attention from the Company’s ongoing business operations, and (viii) the outcome of any legal proceedings that may be instituted against the Company related to the merger agreement or the proposed merger. There are a number of important, additional factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, including the factors described in the Company’s Annual Report on Form 10-K for the year ended January 28, 2017 and its most recent quarterly report filed with the SEC. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.